Ioanis Jorgali, Investors 629.213.6139 ioanis.jorgali@alliancebernstein.com	Carly Symington, Media 629.213.5568 carly.symington@alliancebernstein.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES SECOND QUARTER RESULTS
GAAP Net Income of $0.64 per Unit
Adjusted Net Income of $0.76 per Unit
Cash Distribution of $0.76 per Unit

Nashville, TN, July 24, 2025 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today reported financial and operating results for the quarter ended June 30, 2025.
“Investors navigated a turbulent landscape marked by escalating geopolitical tensions, trade policy uncertainties and apprehensions surrounding debt sustainability throughout the second quarter of 2025" said Seth Bernstein, President and CEO of AllianceBernstein. "Despite these challenges, investor sentiment improved as tensions eased and risk assets yielded positive returns. As the quarter drew to a close, our assets under management reached a record high of $829 billion, with private wealth constituting 17% of our total asset base and EQH general account assets representing nearly 10% of our $685 billion asset management business. Firm-wide net flows shifted to negative territory, as the challenging macroeconomic environment disrupted the positive momentum from recent quarters. Active net outflows amounted to $4.8 billion, primarily concentrated in April, before gradually transitioning to inflows by June as macroeconomic conditions stabilized and the pipeline AUM expanded to nearly $22 billion. Compared to prior year, investment advisory base fees grew 4%, adjusted operating income increased 7% and adjusted operating margin of 32.3% expanded by 150 bps. Adjusted earnings per Unit and distributions to Unitholders rose 7%."

(US $ Thousands except per Unit amounts)	2Q 2025	2Q 2024	% Change	1Q 2025	% Change
U.S. GAAP Financial Measures
Net revenues	$1,088,907	$1,027,943	5.9%	$1,080,607	0.8%
Operating income	$222,094	$199,289	11.4%	$236,369	(6.0%)
Operating margin	20.7%	19.0%	170 bps	21.8%	(110) bps
AB Holding EPU	$0.64	$0.99	(35.4)%	$0.67	(4.5%)

Adjusted Financial Measures (1)
Net revenues	$844,434	$825,833	2.3%	$838,214	0.7%
Operating income	$272,964	$254,186	7.4%	$282,748	(3.5%)
Operating margin	32.3%	30.8%	150 bps	33.7%	(140) bps
AB Holding EPU	$0.76	$0.71	7.0%	$0.80	(5.0%)
AB Holding cash distribution per Unit	$0.76	$0.71	7.0%	$0.80	(5.0%)

(US $ Billions)
Assets Under Management ("AUM")
Ending AUM	$829.1	$769.5	7.7%	$784.5	5.7%
Average AUM	$799.5	$755.5	5.8%	$797.5	0.3%
(1) The adjusted financial measures represent non-GAAP financial measures. See page 12 for reconciliations of GAAP Financial Results to Adjusted Financial Results and pages 13-15 for notes describing the adjustments.

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Bernstein elaborated, "Retail demand dynamics softened in the second quarter, halting a streak of seven consecutive quarters of channel inflows. Retail active equities experienced net outflows of $3.7 billion, with an additional $0.5 billion exiting passive equities. Taxable fixed income saw net outflows of $2.4 billion, driven largely by overseas redemptions, while US demand exhibited a more favorable trend, recording slight inflows led by our growing ETF suite. Passive fixed income also experienced modest outflows within Retail. Our retail tax-exempt AUM continued to grow at a 14% annualized organic rate, marking the 10th consecutive quarter of positive growth. Retail alternatives/multi-asset attracted over $300 million in inflows, propelled by our multi-asset offerings which are gaining traction in the Asia Pacific region. Institutional active net flows were positive in the second quarter, driven by $1 billion flowing into taxable fixed income and $1 billion into alternatives/multi-asset. Institutional active equities saw outflows of $1.4 billion, while passive strategies shed $1.8 billion. Our relationships with existing clients are strengthening, reflected in a robust institutional pipeline that approached $22 billion for the first time in nearly three years. Within private wealth, seasonal tax-related factors impacted net flows, yet we continued to expand net new assets through reinvested dividends and distributions. Our financial advisors are continuing to grow our high-net-worth and ultra-high-net-worth client base, underscoring the unique value proposition that Bernstein offers to these important client segments."

In conclusion, Bernstein remarked, "With markets rebounding, our assets under management stood at $829 billion at quarter-end, positioning AB for a promising start to the second half of 2025. While risk assets yielded positive returns in the second quarter, investor sentiment remains cautious amidst an unpredictable environment. AllianceBernstein is steadfast in our commitment to assisting clients in navigating the challenges ahead, and I express my appreciation to my colleagues globally for their unwavering dedication."

The firm’s cash distribution per Unit of $0.76 is payable on August 14, 2025, to holders of record of AB Holding Units at the close of business on August 4, 2025.

Market Performance
Global equity and fixed income markets were up in the second quarter of 2025.

2Q 2025
S&P 500 Total Return	10.9%
MSCI EAFE Total Return	12.1
Bloomberg Barclays US Aggregate Return	1.2
Bloomberg Barclays Global High Yield Index - Hedged	3.4

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Assets Under Management
($ Billions)

Total assets under management as of June 30, 2025 were $829.1 billion, up $44.6 billion, or 6%, from March 31, 2025 and up $59.6 billion, or 8%, from June 30, 2024.

	Institutional	Retail	Private Wealth	Total
Assets Under Management 6/30/2025	$340.0	$344.7	$144.4	$829.1
Net Flows for Three Months Ended 6/30/2025:
Active	$0.4	($4.2)	($1.0)	($4.8)
Passive	(1.9)	(0.6)	0.6	(1.9)
Total	($1.5)	($4.8)	($0.4)	($6.7)

Total net outflows were $6.7 billion in the second quarter, compared to net inflows of $2.4 billion in the first quarter of 2025 and net inflows of $0.9 billion in the prior year second quarter.
Institutional channel second quarter net outflows of $1.5 billion compared to net inflows of $0.7 billion in the first quarter of 2025. Institutional gross sales of $3.7 billion decreased sequentially from $4.6 billion. The pipeline of awarded but unfunded Institutional mandates increased sequentially to $21.9 billion at June 30, 2025 compared to $13.5 billion at March 31, 2025.
Retail channel second quarter net outflows of $4.8 billion compared to net inflows of $0.9 billion in the first quarter of 2025. Retail gross sales of $19.4 billion decreased sequentially from $25.7 billion.
Private Wealth channel second quarter net outflows of $0.4 billion compared to net inflows of $0.8 billion in the first quarter of 2025. Private Wealth gross sales of $4.8 billion decreased sequentially from $5.8 billion.

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Second Quarter Financial Results
We are presenting both earnings information derived in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and non-GAAP, adjusted earnings information in this release. Management principally uses these non-GAAP financial measures in evaluating performance because we believe they present a clearer picture of our operating performance and allow management to see long-term trends without the distortion caused by incentive compensation-related mark-to-market adjustments, acquisition-related expenses, interest expense and other adjustment items. Similarly, we believe that non-GAAP earnings information helps investors better understand the underlying trends in our results and, accordingly, provides a valuable perspective for investors. Please note, however, that these non-GAAP measures are provided in addition to, and not as a substitute for, any measures derived in accordance with US GAAP and they may not be comparable to non-GAAP measures presented by other companies. Management uses both US GAAP and non-GAAP measures in evaluating our financial performance. The non-GAAP measures alone may pose limitations because they do not include all of our revenues and expenses.
AB Holding is required to distribute all of its Available Cash Flow, as defined in the AB Holding Partnership Agreement, to its Unitholders (including the General Partner). Available Cash Flow typically is the adjusted basic net income per unit for the quarter multiplied by the number of units outstanding at the end of the quarter. Management anticipates that Available Cash Flow will continue to be based on adjusted basic net income per unit, unless management determines, with concurrence of the Board of Directors, that one or more adjustments made to adjusted net income should not be made with respect to the Available Cash Flow calculation.

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US GAAP Earnings

Revenues
Second quarter net revenues of $1.1 billion increased 6% from $1.0 billion in the second quarter of 2024. The increase was primarily due to higher investment advisory base fees, higher distribution revenues and lower investment losses, partially offset by lower other revenues and lower performance-based fees.
Sequentially, net revenues of $1.1 billion increased 1% from the first quarter of 2025. The slight increase was primarily due to lower investment losses, higher other revenues and higher net dividend and interest income, partially offset by lower investment advisory base fees.
Expenses
Second quarter operating expenses of $867 million increased 5% from $829 million in the second quarter of 2024. The increase is primarily due to higher promotion and servicing expense, higher employee compensation and benefits expense and higher general and administrative ("G&A") expense, partially offset by lower interest on borrowings and lower contingent payment arrangements expense. Promotion and servicing expense increased due to higher distribution-related payments and amortization of deferred sales commissions, partially offset by lower transfer fees. Employee compensation and benefits expense increased due to higher commissions, base compensation and fringe benefits, partially offset by lower incentive compensation. G&A expenses increased primarily due to a $14.3 million AB Funds reimbursement expense related to a disputed billing practice of a third-party service provider, higher technology and related expenses and portfolio services and related expenses, partially offset by lower office-related expenses. The decrease in interest expense is driven by lower average interest rates and average borrowings. The decrease in contingent payment arrangements expense is due to lower accretion expense related to our contingent considerations payable.
Sequentially, operating expenses of $867 million increased 3% from $844 million, driven primarily by higher employee compensation and benefits expense and promotion and servicing expense. Employee compensation and benefits expense increased primarily due to higher commissions, base compensation, fringe benefits and recruitment costs. Promotion and servicing expense increased primarily due to higher marketing and communications expense and travel and entertainment expense, partially offset by lower distribution-related payments.
Operating Income, Margin and Net Income Per Unit
Second quarter operating income of $222 million increased 11% from $199 million in the second quarter of 2024 and the operating margin of 20.7% in the second quarter of 2025 increased 170 basis points from 19.0% in the second quarter of 2024.
Sequentially, operating income of $222 million decreased 6% from $236 million in the first quarter of 2025 and the operating margin of 20.7% decreased 110 basis points from 21.8% in the first quarter of 2025.
Second quarter net income per Unit of $0.64 decreased from $0.99 in the second quarter of 2024 and decreased from $0.67 in the first quarter of 2025.

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Non-GAAP Earnings
This section discusses our second quarter 2025 non-GAAP financial results, compared to the second quarter of 2024 and the first quarter of 2025. The phrases “adjusted net revenues”, “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin” and “adjusted basic net income per Unit” are used in the following earnings discussion to identify non-GAAP information.
Adjusted Revenues
Second quarter adjusted net revenues of $844 million increased 2% from $826 million in the second quarter of 2024. The increase was primarily due higher investment advisory base fees and investment gains, partially offset by lower performance-based fees and lower net dividend and interest revenues.
Sequentially, adjusted net revenues of $844 million increased 1% from $838 million. The slight increase was due to higher investment gains as compared to losses in the prior quarter, higher other revenues and net dividend and interest revenues, offset by lower investment advisory base fees and lower performance-based fees.
Adjusted Expenses
Second quarter adjusted operating expenses of $571 million were essentially flat from $572 million in the second quarter of 2024. Lower G&A expense was partially offset by higher employee compensation and benefits expense and promotion and servicing expense. G&A expense decreased primarily due to lower office and related expenses, partially offset by higher technology and related expenses and an unfavorable foreign exchange impact. Employee compensation and benefits expense increased primarily due to higher commissions, base compensation and fringe benefits, partially offset by lower incentive compensation. Promotion and servicing expense increased primarily due to higher marketing and communications expense and travel and entertainment expense.

Sequentially, adjusted operating expenses of $571 million increased 3% from $555 million. The increase was driven primarily by higher G&A expense, employee compensation and benefits expense and promotion and servicing expense. G&A expense increased primarily due to higher professional fees, and an unfavorable foreign exchange impact. Employee compensation and benefits expense increased primarily due to higher commissions, base compensation, fringe benefits and other employment costs, partially offset by lower incentive compensation. Promotion and servicing expense increased primarily due to higher marketing and communications expense and travel and entertainment expense.
Adjusted operating Income, Margin and Net Income Per Unit
Second quarter adjusted operating income of $273 million increased 7% from $254 million in the second quarter of 2024, and the adjusted operating margin of 32.3% increased 150 basis points from 30.8%.
Sequentially, adjusted operating income of $273 million decreased 3% from $283 million and the adjusted operating margin of 32.3% decreased 140 basis points from 33.7%.
Second quarter adjusted net income per Unit was $0.76 compared to $0.71 in the second quarter of 2024 and $0.80 in the first quarter of 2025.
Headcount
As of June 30, 2025, we had 4,380 employees, compared to 4,264 employees as of June 30, 2024 and 4,369 employees as of March 31, 2025.

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Unit Repurchases

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in millions)
Total amount of AB Holding Units Purchased (1)	0.4	0.9	1.2	1.0
Total Cash Paid for AB Holding Units Purchased (1)	$13.2	$29.0	$43.7	$33.3
Open Market Purchases of AB Holding Units Purchased (1)	0.3	0.6	1.0	0.6
Total Cash Paid for Open Market Purchases of AB Holding Units (1)	$12.3	$21.5	$38.4	$21.5
(1) Purchased on a trade date basis. The difference between open-market purchases and units retained reflects the retention of AB Holding Units from employees to fulfill statutory tax withholding requirements at the time of delivery of long-term incentive compensation awards.

Second Quarter 2025 Earnings Conference Call Information
Management will review second quarter 2025 financial and operating results during a conference call beginning at 9:00 a.m. (CST) on Thursday, July 24, 2025. The conference call will be hosted by Seth Bernstein, President & Chief Executive Officer; Tom Simeone, Chief Financial Officer; and Onur Erzan, Head of Global Client Group & Head of Private Wealth.
Parties may access the conference call by either webcast or telephone:
1. To listen by webcast, please visit AB’s Investor Relations website at https://www.alliancebernstein.com/corporate/en/investor-relations.html at least 15 minutes prior to the call to download and install any necessary audio software.
2. To listen by telephone, please dial (888) 440-3310 in the U.S. or +1 (646) 960-0513 outside the U.S. 10 minutes before the scheduled start time. The conference ID# is 6072615.

The presentation management will review during the conference call will be available on AB’s Investor Relations website shortly after the release of our second quarter 2025 financial and operating results on July 24, 2025.
A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call.

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Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, integration of acquired companies, competitive conditions, and government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2024 and subsequent Forms 10-Q. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AB files with or furnishes to the SEC, and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AB’s revenues, financial condition, results of operations and business prospects.
The forward-looking statements referred to in the preceding paragraph include statements regarding:
•The pipeline of new institutional mandates not yet funded: Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated, or that mandates ultimately will not be funded.
•The possibility that AB will engage in open market purchases of AB Holding Units to help fund anticipated obligations under our incentive compensation award program: The number of AB Holding Units AB may decide to buy in future periods, if any, to help fund incentive compensation awards depends on various factors, some of which are beyond our control, including the fluctuation in the price of an AB Holding Unit (NYSE: AB) and the availability of cash to make these purchases.
Qualified Tax Notice
This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b)(4). Please note that 100% of AB Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, AB Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, 37% effective January 1, 2018.
About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of June 30, 2025, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 37.5% of AllianceBernstein and Equitable Holdings ("EQH"), directly and through various subsidiaries, owned an approximate 68.6% economic interest in AllianceBernstein.
Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

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AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)
(US $ Thousands)	2Q 2025	2Q 2024	% Change	1Q 2025	% Change

GAAP revenues:
Base fees	$805,319	$774,017	4.0%	$817,866	(1.5)%
Performance fees	38,659	43,310	(10.7)	37,246	3.8
Distribution revenues	198,367	172,905	14.7	199,020	(0.3)
Dividends and interest	36,137	43,986	(17.8)	34,350	5.2
Investments (losses)	(7,825)	(23,629)	(66.9)	(20,538)	(61.9)
Other revenues	33,912	39,167	(13.4)	30,180	12.4
Total revenues	1,104,569	1,049,756	5.2	1,098,124	0.6
Less: Broker-dealer related interest expense	15,662	21,813	(28.2)	17,517	(10.6)
Total net revenues	1,088,907	1,027,943	5.9	1,080,607	0.8

GAAP operating expenses:
Employee compensation and benefits	439,554	423,324	3.8	420,531	4.5
Promotion and servicing
Distribution-related payments	197,521	179,908	9.8	200,659	(1.6)
Amortization of deferred sales commissions	21,150	13,348	58.5	20,161	4.9
Trade execution, marketing, T&E and other	40,819	40,940	(0.3)	36,513	11.8
General and administrative	148,018	145,732	1.6	147,935	0.1
Contingent payment arrangements	42	2,558	(98.4)	64	(34.4)
Interest on borrowings	8,463	11,313	(25.2)	7,138	18.6
Amortization of intangible assets	11,246	11,531	(2.5)	11,237	0.1
Total operating expenses	866,813	828,654	4.6	844,238	2.7
Operating income	222,094	199,289	11.4	236,369	(6.0)

Gain on divestiture	—	134,555	n/m	—	n/m
Non-Operating income	—	134,555	n/m	—	n/m
Pre-tax income	222,094	333,844	(33.5)	236,369	(6.0)
Income taxes	14,806	20,092	(26.3)	14,675	0.9
Net income	207,288	313,752	(33.9)	221,694	(6.5)

Net (loss) income of consolidated entities attributable to non-controlling interests	(3,179)	4,180	n/m	895	n/m
Net income attributable to AB Unitholders	$210,467	$309,572	(32.0%)	$220,799	(4.7)%

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AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	2Q 2025	2Q 2024	% Change	1Q 2025	% Change

Equity in Net Income Attributable to AB Unitholders	$78,830	$122,705	(35.8%)	$82,753	(4.7)%
Income Taxes	8,582	9,182	(6.5)	8,719	(1.6)
Net Income	$70,248	$113,523	(38.1%)	$74,034	(5.1)%
Net Income per Unit	$0.64	$0.99	(35.4%)	$0.67	(4.5)%
Distribution per Unit	$0.76	$0.71	7.0%	$0.80	(5.0)%

Units Outstanding	2Q 2025	2Q 2024	% Change	1Q 2025	% Change
AB L.P.
Period-end	292,080,593	286,773,773	1.9%	292,273,197	(0.1)%
Weighted average	292,063,543	287,191,726	1.7	292,187,179	—
AB Holding L.P.
Period-end	110,537,295	114,619,452	(3.6%)	110,699,699	(0.1)%
Weighted average	110,495,023	115,034,220	(3.9)	110,611,006	(0.1)

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | June 30, 2025
($ Billions)
Ending and Average	Three Months Ended
	6/30/25	6/30/24
Ending Assets Under Management	$829.1	$769.5
Average Assets Under Management	$799.5	$755.5

Three-Month Changes By Distribution Channel
	Institutions	Retail	Private Wealth	Total
Beginning of Period	$324.1	$324.1	$136.3	$784.5
Sales/New accounts	3.7	19.4	4.8	27.9
Redemption/Terminations	(3.7)	(21.8)	(5.2)	(30.7)
Net Cash Flows	(1.5)	(2.4)	—	(3.9)
Net Flows	(1.5)	(4.8)	(0.4)	(6.7)
Investment Performance	17.4	25.4	8.5	51.3
End of Period	$340.0	$344.7	$144.4	$829.1

Three-Month Changes By Investment Service
	Equity Active	Equity Passive(1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive(1)	Alternatives/ Multi-Asset Solutions(2)	Total
Beginning of Period	$249.0	$65.8	$211.6	$78.4	$10.1	$169.6	$784.5
Sales/New accounts	8.4	0.4	9.4	5.9	0.2	3.6	27.9
Redemption/Terminations	(12.2)	(1.8)	(10.6)	(4.6)	—	(1.5)	(30.7)
Net Cash Flows	(2.2)	(0.5)	(0.3)	(0.1)	(0.3)	(0.5)	(3.9)
Net Flows	(6.0)	(1.9)	(1.5)	1.2	(0.1)	1.6	(6.7)
Investment Performance	30.4	6.9	4.4	(0.1)	0.2	9.5	51.3
End of Period	$273.4	$70.8	$214.5	$79.5	$10.2	$180.7	$829.1

Three-Month Net Flows By Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (1)	Total
Equity	$(6.0)	(1.9)	$(7.9)
Fixed Income	(0.3)	(0.1)	(0.4)
Alternatives/Multi-Asset Solutions (2)	1.5	0.1	1.6
Total	$(4.8)	$(1.9)	$(6.7)
(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services not included in equity or fixed income services.

By Client Domicile
	Institutions	Retail	Private Wealth	Total
U.S. Clients	$262.4	$203.7	$141.4	$607.5
Non-U.S. Clients	77.6	141.0	3.0	221.6
Total	$340.0	$344.7	$144.4	$829.1

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AB L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
	Three Months Ended
(US $ Thousands, unaudited)	6/30/2025	3/31/2025	12/31/2024	9/30/2024	6/30/2024	3/31/2024

Net Revenues, GAAP basis	$1,088,907	$1,080,607	$1,257,556	$1,085,489	$1,027,943	$1,104,151
Exclude:
Distribution-related adjustments:
Distribution revenues	(198,367)	(199,020)	(198,859)	(189,216)	(172,905)	(165,690)
Investment advisory services fees	(20,297)	(21,796)	(16,281)	(18,017)	(20,350)	(19,090)
Pass through adjustments:
Investment advisory services fees	(13,659)	(12,756)	(42,364)	(12,256)	(11,488)	(15,513)
Other revenues	(15,203)	(15,835)	(18,742)	(20,987)	(20,447)	(8,761)
Impact of consolidated company-sponsored investment funds	2,295	85	(1,126)	(5,182)	(3,292)	(8,374)
Incentive compensation-related items	(9,821)	856	(8,058)	(2,286)	(1,521)	(2,547)
Equity loss on investment	13,371	6,073	1,168	7,550	27,893	—
(Gain) on other equity method investments	(2,792)	—	—	—	—	—
Adjusted Net Revenues	$844,434	$838,214	$973,294	$845,095	$825,833	$884,176

Operating Income, GAAP basis	$222,094	$236,369	$317,507	$365,281	$199,289	$241,997
Exclude:
Real estate	—	—	(206)	(206)	(206)	(206)
Incentive compensation-related items	1,284	258	(198)	742	751	1,097
EQH award compensation	426	246	291	291	291	215
Retirement plan settlement loss	—	20,756	13,130	—	—	—
Acquisition-related expenses	12,643	12,803	19,292	(112,906)	19,035	14,981
Equity method investments:
Equity loss on JVs	13,371	6,073	1,168	7,550	27,893	—
(Gain) on other equity method investments	(2,792)	—	—	—	—	—
AB funds reimbursement expense	14,296	—	—	—	—	—
Interest on borrowings	8,463	7,138	6,370	8,456	11,313	17,370
Total non-GAAP adjustments	47,691	47,274	39,847	(96,073)	59,077	33,457
Less: Net (loss) income of consolidated entities attributable to non-controlling interests	(3,179)	895	2,975	5,054	4,180	8,028
Adjusted Operating Income	$272,964	$282,748	$354,379	$264,154	$254,186	$267,426
Operating Margin, GAAP basis excl. non-controlling interests	20.7%	21.8%	25.0%	33.2%	19.0%	21.2%
Adjusted Operating Margin	32.3%	33.7%	36.4%	31.3%	30.8%	30.3%

AB Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
	Three Months Ended
($ Thousands except per Unit amounts, unaudited)	6/30/2025	3/31/2025	12/31/2024	9/30/2024	6/30/2024	3/31/2024
Net Income - GAAP basis	$70,248	$74,034	$105,434	$127,195	$113,523	$77,222
Impact on net income of AB non-GAAP adjustments	13,630	14,128	12,465	(39,515)	(32,232)	6,176
Adjusted Net Income	$83,878	$88,162	$117,899	$87,680	$81,291	$83,398

Net Income per Holding Unit, GAAP basis	$0.64	$0.67	$0.94	$1.12	$0.99	$0.67
Impact of AB non-GAAP adjustments	0.12	0.13	0.11	(0.35)	(0.28)	0.06
Adjusted Net Income per Holding Unit	$0.76	$0.80	$1.05	$0.77	$0.71	$0.73

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AB
Notes to Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Net Revenue, as adjusted, is reduced to exclude all of the company's distribution revenues, which are recorded as a separate line item on the consolidated statement of income, as well as a portion of investment advisory services fees received that is used to pay distribution and servicing costs. For certain products, based on the distinct arrangements, certain distribution fees are collected by us and passed through to third-party client intermediaries, while for certain other products, we collect investment advisory services fees and a portion is passed through to third-party client intermediaries. In both arrangements, the third-party client intermediary owns the relationship with the client and is responsible for performing services and distributing the product to the client on our behalf. We believe offsetting distribution revenues and certain investment advisory services fees is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties that perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. Distribution-related adjustments fluctuate each period based on the type of investment products sold, as well as the average AUM over the period. Also, we adjust distribution revenues for the amortization of deferred sales commissions as these costs, over time, will offset such revenues.

We adjust investment advisory and services fees and other revenues for pass through costs, primarily related to our transfer agent and shareholder servicing fees. Also, we adjust for certain investment advisory and service fees passed through to our investment advisors. We also adjust for certain pass through costs associated with the transition of services to the JVs entered into with Societe Generale ("SocGen"). These amounts are expensed by us and passed to the JVs for reimbursement.These fees do not affect operating income, as such, we exclude these fees from adjusted net revenues.

We adjust for the revenue impact of consolidating company-sponsored investment funds by eliminating the consolidated company-sponsored investment funds' revenues and including AB's fees from such consolidated company-sponsored investment funds and AB's investment gains and losses on its investments in such consolidated company-sponsored investment funds that were eliminated in consolidation.

Adjusted net revenues exclude investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments. Also, we adjust for certain acquisition related pass through performance-based fees and performance related compensation.

We also adjust net revenues to exclude our portion of the equity income or loss associated with our equity method investments, including our investment in the JVs and reinsurance sidecar as we don't consider this activity part of our core business operations. Effective April 1, 2024, following the close of the transaction with SocGen, we record all income or loss associated with the JVs as an equity method investment income (loss). As we no longer consider this activity part of our core business operations and our intent is to fully divest from both joint ventures, we consider these amounts temporary and as such, we exclude these amounts from our adjusted net revenues.

Adjusted Operating Income
Adjusted operating income represents operating income on a US GAAP basis excluding (1) real estate charges (credits), (2) the impact on net revenues and compensation expense of the investment gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (3) the equity compensation paid by EQH to certain AB executives, as discussed below, (4) retirement plan settlement loss, (5) acquisition-related expenses, (6) income (loss) related to our equity method investments, (7) AB Funds reimbursement expense, (8) interest on borrowings and (9) the impact of consolidated company-sponsored investment funds.

Real estate charges (credits) incurred have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. However,

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beginning in the fourth quarter of 2019, real estate charges (credits), while excluded in the period in which the charges (credits) are recorded, are included ratably over the remaining applicable lease term.

Prior to 2009, a significant portion of employee compensation was in the form of long-term incentive compensation awards that were notionally invested in AB investment services and generally vested over a period of four years. AB economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. All such investments had vested as of year-end 2012 and the investments have been delivered to the participants, except for those investments with respect to which the participant elected a long-term deferral. Fluctuation in the value of these investments is recorded within investment gains and losses on the income statement. Management believes it is useful to reflect the offset achieved from economically hedging the market exposure of these investments in the calculation of adjusted operating income and adjusted operating margin. The non-GAAP measures exclude gains and losses and dividends and interest on employee long-term incentive compensation-related investments included in revenues and compensation expense.

The board of directors of EQH granted to Seth P. Bernstein, our CEO, equity awards in connection with EQH's IPO. Additionally, equity awards were granted to Mr. Bernstein and other AB executives for their membership on the EQH Management Committee. These individuals may receive additional equity or cash compensation from EQH in the future related to their service on the Management Committee. Any awards granted to these individuals by EQH are recorded as compensation expense in AB’s consolidated statement of income. The compensation expense associated with these awards has been excluded from our non-GAAP measures because they are non-cash and are based upon EQH's, and not AB's, financial performance.

The losses associated with the termination of our defined benefit retirement plan are non-cash, short term in nature and not considered a part of our core operating results when comparing financial results from period to period.

Acquisition-related expenses have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. Acquisition-related expenses include professional fees, the recording of changes in estimates or fair value remeasurements to, and accretion expense related to, our contingent payment arrangements associated with our acquisitions, certain compensation-related expenses and amortization of intangible assets for contracts acquired. During the three months ended September 30, 2024 we recognized a gain of $128.5 million in the condensed consolidated statement of income related to a fair value adjustment of the contingent payment liability associated with our acquisition of AB Carval in 2022. The fair value adjustment was due to updated assumptions of future performance associated with the liability.

We also adjust operating income to exclude our portion of the equity income or loss associated with our equity method investments, including our investment in the JVs and reinsurance sidecar as we don't consider this activity part of our core business operations. Effective April 1, 2024, following the close of the transaction with SocGen, we record all income or loss associated with the JVs as an equity method investment income (loss). As we no longer consider this activity part of our core business operations and our intent is to fully divest from both joint ventures, we consider these amounts temporary and as such, we exclude these amounts from our adjusted operating income.
During the first quarter of 2025, we identified an error in the billing practices of a third-party service provider, who had over billed certain AB mutual funds for omnibus account services, sub-accounting services, and related transfer agency expenses in prior years. The matter remains in dispute with the service provider. In the second quarter, at the request of the mutual fund Board, AB agreed to reimburse the affected funds for the entirety of the overpayment plus interest. We have adjusted operating income to exclude these reimbursements. We believe adjusting for these costs is useful for our investors and other users of our financial statements because such presentation appropriately reflects the non-core nature of this expenditure.

We adjust operating income to exclude interest on borrowings in order to align with our industry peer group.

We adjusted for the operating income impact of consolidating certain company-sponsored investment funds by eliminating the consolidated company-sponsored funds' revenues and expenses and including AB's revenues and expenses that were eliminated in consolidation. We also excluded the limited partner interests we do not own.

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Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period without the volatility noted above in our discussion of adjusted operating income and to compare our performance to industry peers on a basis that better reflects our performance in our core business. Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

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